UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.


                    Commission File           Number 0-27406

                              CONNETICS CORPORATION
             (Exact name of registrant as specified in its charter)

--------------------------------------------------------------------------------

                              Connetics Corporation
                                3160 Porter Drive
                               Palo Alto, CA 94304
                                 (650) 843-2800
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

--------------------------------------------------------------------------------

                   All securities listed on Exhibit A hereto.
            (Title of each class of securities covered by this Form)

--------------------------------------------------------------------------------

                                      None.
       (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

--------------------------------------------------------------------------------


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [X]            Rule 12h-3(b)(1)(ii)    [ ]
     Rule 12g-4(a)(1)(ii)    [ ]            Rule 12h-3(b)(2)(i)     [ ]
     Rule 12g-4(a)(2)(i)     [ ]            Rule 12h-3(b)(2)(ii)    [ ]
     Rule 12g-4(a)(2)(ii)    [ ]            Rule 15d-6              [ ]
     Rule 12h-3(b)(1)(i)     [X]

Approximate number of holders of record as of the certification or notice date:

See Exhibit A hereto.

     Pursuant to the requirements of the Securities Exchange Act of 1934, Connetics Corporation has caused this certification and notice to be signed on its behalf by the undersigned duly authorized person.

Date:  February 12, 2007       By:  /s/ Michael Cornelius
       -----------------------      --------------------------------------------
                                    Name:   Michael Cornelius
                                    Title:  Executive Vice President &
                                            Treasurer

                                    Exhibit A


-------------------------------------------------- -----------------------------

Security                                                         Record Holders

-------------------------------------------------- -----------------------------

Common Stock, par value $0.001                                                1

-------------------------------------------------- -----------------------------

Preferred Stock Purchase Rights                                               0

-------------------------------------------------- -----------------------------

2.00% Convertible Senior Notes due March 30, 2015                             0

-------------------------------------------------- -----------------------------

2.25% Convertible Senior Notes due May 30, 2008                               0

-------------------------------------------------- -----------------------------